EXHIBIT 99.1

Hooker Furniture Reports Increased Sales and Earnings for Fiscal 2012 Second Quarter

MARTINSVILLE, Va., Sept. 6, 2011 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $55.6 million, a 4.1% year- over -year increase for its fiscal 2012 second quarter which began on May 2, 2011 and ended July 31, 2011. The Company increased net sales by $2.2 million from $53.4 million during the same period last year, marking the fifth consecutive quarter of year-over-year quarterly sales increases as unit volume grew across all divisions.

For the fiscal 2012 first half, which began on January 31, 2011 and ended July 31, net sales increased $9.2 million, or 8.8% to $114.0 million compared to $104.7 million for the fiscal 2011 first half.

Net income for the fiscal 2012 second quarter increased $468,000 to $1.6 million, or $0.15 per share, compared to net income of $1.2 million, or $0.11 per share, for the comparable period last year. The Company reported net income for the 2012 first half of $2.2 million, or $0.20 per share, compared with net income of $2.3 million, or $0.21 per share, in the fiscal 2011 six-month period.

"Given the environment we're operating in and the softer sales we typically experience during the summer months, we're quite pleased to have grown revenues this quarter, even though growth moderated compared to last quarter," said Paul B. Toms Jr., chairman and chief executive officer. "While business has been more challenging since mid-April, we have continued to post positive year-over-year comps in quarterly net sales in two of our three businesses, Hooker casegoods and Sam Moore fabric upholstery. At Bradington-Young, we have struggled with a combination of reduced demand for leather and motion furniture and significant increases in raw material costs."

Toms said Hooker is positioned well for the historically strong fall season. "We are in stock on best sellers, the products we introduced at the Spring High Point Market are in the pipeline, and the demand has remained relatively strong versus the prior-year periods. Consolidated incoming orders are up 9.3% year to date, with casegoods incoming orders again leading the way, up approximately 12% in the most recent completed quarter compared to a year ago."

Gross profit decreased as a percentage of net sales to 21.9% from 22.4% for the fiscal 2012 second quarter, primarily due to increased product discounting and higher returns and allowance costs during the quarter.

"Discounting was still fairly heavy, but less severe towards the end of the quarter," Toms said. "As Hooker continues to rationalize its product line and move excess inventory during the upcoming quarter, discounting will still be heavier than the prior year period, but it should have diminishing impact compared to the first and second quarters," Toms said. "We believe the worst of the discounting is behind us and that we should work through most of the excess inventory by the end of the fiscal year. In addition, Hooker turned the corner this quarter by shipping out the last of our inventory that reflected higher freight costs," Toms said. "Both quality-related and health care costs continue to remain elevated over prior-year and expected amounts. During the quarter, we exited the Chinese factory that was our worst performing in quality terms and have stepped up our quality auditing processes at our other Asian suppliers' operations," he added.

Selling and administrative expenses of $9.7 million, or 17.4% of net sales, decreased in actual dollars and as a percentage of net sales, compared to $10.4 million, or 19.5% of net sales for last year's second quarter. The decrease in spending was principally due to:

  Lower bad debt expense due to adjustments in our accounts receivable reserves to reflect favorable collection trends;
  Lower salary expense, due to realignments in our officer group; and
  Lower depreciation and amortization expense primarily due to decreased spending on our legacy information systems in anticipation of launching a unified Enterprise Resource Planning software system this fall.

These decreased expenses were partially offset by:

  Higher commissions due to increased sales; and
  Higher advertising supplies expense to support sales growth.

"The improvements in our selling and administrative expenses are the result of our diligence in removing costs from the business, particularly in upholstery operations, during the last few years," said Toms. "However the real improvement has come from leveraging our sales increases and spreading our costs over higher revenues," he added.

Operating income for the fiscal 2012 second quarter was favorably impacted by lower selling and administrative expenses, increasing to $2.5 million, or 4.5% of net sales as compared to $1.6 million, or 2.9% of net sales, during the comparable 2011 quarterly period.

For the first half of fiscal 2012, the Company's operating income decreased to $3.2 million, or 2.8% of net sales, compared to $3.3 million, or 3.1% of net sales, in the first six months of fiscal 2011. The Company reported net income for the 2012 first half of $2.2 million, or $0.20 per share, compared to $2.3 million, or $0.21 per share, in the fiscal 2011 six-month period. Fiscal year 2011 first half results include a $500,000 charge ($312,000, or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter.

Cash, Inventory and Debt

Cash and cash equivalents increased $13.8 million to $30.4 million as of July 31, 2011 from $16.6 million on January 30, 2011, due principally to decreased inventories.  Inventories decreased as a result of increased sales and a focused effort to reduce excess and obsolete inventory levels.

"Since late last year, we've reduced our finished goods inventory nearly 30% while maintaining our service levels to our customers and converting most of the reduced inventory to cash," Toms said. "We are now close to our targeted inventory levels and believe we have the right mix of product to service the fall selling season," he added.

The Company had no long-term debt at July 31, 2011 and had $13.1 million available on its $15.0 million revolving credit facility, net of $1.9 million reserved for standby letters of credit. The Company also had $15.5 million available to borrow against the cash surrender value of Company-owned life insurance.

Business Outlook

"While we expect the fall to be better than this summer, we believe we're in for a prolonged period of economic challenges," Toms said. "The issues impacting consumer confidence, such as stock market volatility, depressed real estate values and ongoing high unemployment, are not likely to be quickly resolved. However, I'm confident we have the right business model, the right product line, the right people and the right distribution to be as successful as possible given the environment. While we know we are in for tough times, we expect to do better than most, and I'm bullish on our prospects versus overall industry prospects."

Casualty Loss

Over the weekend of August 8, 2011, an automatic fire protection sprinkler accidently operated and flooded a section of one of our leased warehouse facilities in Martinsville, Va. Repair and restoration efforts are essentially complete and we estimate the costs associated with this loss will approximate $250,000. We expect to record a casualty loss for this amount during our fiscal 2012 third quarter.

Dividends

At its September 6, 2011 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on November 25, 2011 to shareholders of record at November 10, 2011.

Conference Call Details

Hooker Furniture will present its fiscal 2012 second quarter results via teleconference and live internet web cast on Thursday morning, September 8, 2011 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) price competition in the furniture industry; (3) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (5) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (6) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (7) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (8) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (9) our ability to successfully implement our business plan to increase sales and improve financial performance; (10) risks associated with distribution through [third-party] retailers, such as non-binding dealership arrangements; (11) capital requirements and costs; (12) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (13) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; (14) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products; (15) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (16) and achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2011	August 1, 2010	July 31, 2011	August 1, 2010

Net sales	$ 55,574	$ 53,377	$ 113,967	$ 104,730

Cost of sales	43,411	41,421	90,771	80,505
Casualty loss	--	183	--	2,208
Insurance recovery	--	(183)	--	(1,708)
Total cost of sales	43,411	41,421	90,771	81,005

Gross profit	12,163	11,956	23,196	23,725

Selling and administrative expenses	9,669	10,387	19,955	20,450

Operating income	2,494	1,569	3,241	3,275

Other income, net	27	44	81	56

Income before income taxes	2,521	1,613	3,322	3,331

Income tax expense	875	435	1,153	1,079

Net income	$ 1,646	$ 1,178	$ 2,169	$ 2,252

Earnings per share:
Basic	$ 0.15	$ 0.11	$ 0.20	$ 0.21
Diluted	$ 0.15	$ 0.11	$ 0.20	$ 0.21

Weighted average shares outstanding:
Basic	10,761	10,757	10,761	10,757
Diluted	10,784	10,768	10,785	10,767

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	July 31, 2011	January 30, 2011
Assets
Current assets
Cash and cash equivalents	$ 30,427	$ 16,623
Accounts receivable, less allowance for doubtful accounts of $1,828 and $2,082, respectively	26,414	27,670
Inventories	42,108	57,438
Prepaid expenses and other current assets	5,018	4,965
Total current assets	103,967	106,696
Property, plant and equipment, net	21,279	20,663
Intangible assets	3,072	3,072
Cash surrender value of life insurance policies	15,482	15,026
Other assets	5,017	4,954
Total assets	$ 148,817	$ 150,411

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 9,386	$ 11,785
Accrued salaries, wages and benefits	2,816	3,426
Other accrued expenses	2,284	1,111
Accrued dividends	1,078	1,077
Total current liabilities	15,564	17,399
Deferred compensation	6,533	6,242
Total liabilities	22,097	23,641

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,793 and 10,782 shares issued and outstanding on each date	17,200	17,161
Retained earnings	109,013	109,000
Accumulated other comprehensive income	507	609
Total shareholders' equity	126,720	126,770
Total liabilities and shareholders' equity	$ 148,817	$ 150,411

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-Six Weeks Ended
	July 31, 2011	August 1, 2010
Cash flows from operating activities
Cash received from customers	$ 115,290	$ 102,047
Cash paid to suppliers and employees	(96,924)	(107,059)
Insurance proceeds received on casualty loss	--	1,350
Income taxes paid, net	(115)	(1,863)
Interest received / (paid), net	20	(54)
Net cash provided by / (used in) operating activities	18,271	(5,579)

Cash flows from investing activities
Purchase of property, plant and equipment	(1,871)	(382)
Proceeds received on notes issued for the sale of property	17	18
Proceeds from the sale of property and equipment	3	--
Premiums paid on life insurance policies	(1,020)	(1,195)
Proceeds received on life insurance policies	560	1,102
Net cash used in investing activities	(2,311)	(457)

Cash flows from financing activities
Cash dividends paid	(2,156)	(2,155)
Net cash used in financing activities	(2,156)	(2,155)

Net increase (decrease) in cash and cash equivalents	13,804	(8,191)
Cash and cash equivalents at beginning of period	16,623	37,995
Cash and cash equivalents at end of period	$ 30,427	$ 29,804

Reconciliation of net income to net cash provided by / (used in) operating activities:
Net income	$ 2,169	$ 2,252
Depreciation and amortization	1,255	1,500
Non-cash restricted stock awards and performance grants	(101)	34
Provision for doubtful accounts	705	100
Deferred income taxes	(346)	(787)
Gain on disposal of property	(3)	--
Changes in assets and liabilities:
Accounts receivable	551	(1,551)
Inventories	15,330	(10,779)
Prepaid expenses and other current assets	279	(792)
Trade accounts payable	(2,399)	3,249
Accrued salaries, wages and benefits	(448)	609
Accrued income taxes	1,384	3
Other accrued expenses	(373)	(41)
Deferred compensation	268	624
Net cash provided by / (used in) operating activities	$ 18,271	$ (5,579)
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Vice President, Chief Financial Officer
         Phone: (276) 632-2133, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230